AGREEMENT AMONG JOINT INSUREDS

This Agreement is made as of the 3rd day of November, 2010, by and among Allianz Variable Insurance Products Trust (the “VIP Trust”), a Delaware business trust, Allianz Variable Insurance Products Fund of Funds Trust (the “FOF Trust”), a Delaware business trust, and Allianz Investment Management LLC (“AZIM”), a Minnesota limited liability company.

WHEREAS, each of the VIP Trust and the FOF Trust is an open-end, management series-type investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and is required to be covered by a fidelity bond pursuant to Rule 17g-1 under the 1940 Act; and

WHEREAS, AZIM is an investment adviser registered under the Investment Advisers Act of 1940 and serves as investment manager to all of the funds that are outstanding series of the VIP Trust and the FOF Trust; and

WHEREAS, the VIP Trust, the FOF Trust and AZIM each are named as joint insureds in a fidelity bond (the “Bond”); and

WHEREAS, the VIP Trust and the FOF Trust are each required under Rule 17g-1(f) to enter into an agreement among joint named insureds with the parties covered by the Bond;

NOW, THEREFORE, the covered parties, the VIP Trust, the FOF Trust and AZIM, hereby agree that in the event recovery is received under the Bond as a result of a loss sustained by the VIP Trust, the FOF Trust or AZIM, the VIP Trust or the FOF Trust, as the case may be, will receive an equitable and proportionate share of the recovery, and in any event will receive an amount at least equal to the amount that it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

By  /s/ Brian Muench

Its  Vice President

ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST

By  /s/ Brian Muench

Its  Vice President

ALLIANZ INVESTMENT MANAGEMENT LLC

By  /s/ Brian Muench

Its  Vice President